Exhibit 10.7

March 31, 2006

Mr. Patrick A. Quinn

Quinn & Associates, P.C.

700 17th Street

Denver, CO 80202

Dear Pat:

This will acknowledge that we have received your resignation as Teton Energy Corporation’s (“Teton,” “we,” or the “Company”) contract Chief Financial Officer effective today, March 31, 2006. In connection with your decision to resign we have agreed (the “Agreement”) to the following:

1.               This letter shall serve as your formal letter of resignation.

2.               You agree to tender 50,000 shares of the award previously granted to you in 2005 as an agreed upon reduction in services fees charged Teton by Q&A. You will be entitled at any time after April 5, 2006, to an opinion from Company’s counsel as to the resaleability of the remaining 50,000 shares under applicable securities regulations (substantially in the form attached hereto as Exhibit A). The Company will bear the cost of that opinion. As you will no longer be an officer of the Company, you will be responsible for your own compliance with all securities laws, including any filings that may be required depending on the dates of your sales. You are currently advised by the Company that as an affiliate, you are covered by the blackout period for the first quarter earnings that went into effect March 24, 2006, and will end three days after the filing of the Company’s quarterly report for the first quarter 2006.

3.               Quinn & Associates, P.C. (“Q&A”) will continue to provide accounting services to Teton through a reasonable transition period coinciding with the Company’s hiring of a new Chief Financial Officer. While this will necessarily be somewhat of an indeterminate period, we will make every reasonable effort to assure that this transition occurs as soon as practicable. Teton agrees to pay Q&A invoices, at current standard rates for any services performed to date and in the future, consistent with past practice. You have agreed that you will also make yourself available to speak to any candidate for the CFO position that wishes to interview you prior to making a decision as to whether to accept any offer from the Company.

4.               You will refrain from making statements, written or oral, which denigrate, disparage or defame the goodwill or reputation of the Company (including any subsidiaries that exist today or may exist in the future), including its officers, shareholders, partners, agents, and former and current employees and directors.

Similarly, the Company (including any subsidiaries that exist today or may exist in the future), will refrain from making statements, written or oral, which denigrate, disparage or defame you or Q & As’ goodwill or reputation. There is excepted from this provision all statements: (a) necessary to enforce this Agreement, (b) made to one’s immediate family, (c) that are made truthfully as a result of any question required to be answered by law, subpoena, written regulatory requirements promulgated and as enforced by the Colorado Board of Accounting, the American Institute of Certified Public Accountants, or the Colorado Society of Certified Public Accountants, or (d) that are made truthfully by one party to this Agreement in response to any statement by the other party to this Agreement that is violative of this paragraph.

5.               Teton, on the one hand, and Patrick Quinn and Q&A on the other, each on his or its own behalf and on behalf of his or its affiliates, heirs, representatives and assigns, hereby fully and forever releases and discharges the other as well as the other’s past and present affiliates, officers, directors, employees, shareholders, independent contractors, attorneys and agents, of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that the releasing parties may now have, or claim at any future time to have, against any released party based in whole or in part upon any act or omission occurring on or before the effective date of this agreement, without regard to present actual knowledge of such acts or omissions; provided, however, (i) that any release from Teton shall not cover an act or omission where Mr. Quinn or Q&A willfully exceeded his or its scope of authority; was undertaken in reckless or willful disregard of any federal, state, or local law, any provision of the Company’s bylaws, charter, or plan adopted by the Company’s shareholders or board of directors; or any act or omission, including any tortious conduct not reasonably related to your or Q&A’s duties; and (ii) any release from Patrick Quinn or Q&A shall not cover or release any claims described in paragraph 6.

6.               Teton confirms that for purposes of any indemnification provision in the Company’s bylaws, charter, or with respect to its D&O insurance policy that you shall be entitled to indemnification consistent with the provisions, requirements, and limitations of the foregoing as well as with this Agreement during the period you served as an officer in relation to such services as an officer.

7.               Indemnification. The Company shall defend, indemnify and hold you and Q&A harmless from any lawsuits, claims, losses, demands, costs, expenses, damages, investigations, proceedings, judgment or liability suffered or incurred (including attorney fees and costs of litigation and/or arbitration) arising out of, resulting from or related in any way to your services for the Company; provided, however, that such indemnification shall not cover an act or omission where you or Q&A willfully exceeded your or its scope of authority; was undertaken in reckless or willful disregard of any federal, state, or local law, or any provision of the Company’s bylaws, charter, or plan adopted by the Company’s shareholders or board of directors; or any act or omission, including any tortious conduct, not reasonably related to your or Q&A’s duties, or any act or omission for which indemnification is void as against public policy under federal or state law.

8.               Severability. If any provision, or portion of thereof, of this Agreement shall for any reason be held to be invalid or unenforceable or to be contrary to public policy or any law, then the remainder of the Agreement shall not be affected thereby.

9.               In addition, Teton represents and warrants that this Agreement has been authorized by all necessary action of its Board of Directors. Any notice required under this Agreement shall be sent to the address set forth in this letter or such other address that is subsequently provided to the other party in writing and notice shall be deemed given on the soonest of when actually received, the day sent via email or facsimile or two days after mailing. The parties acknowledge that irreparable injury would occur in the event any provision of this Agreement is not performed or is breached and therefore, in addition to any other remedy available, the parties are entitled to an injunction to prevent breaches or to specifically enforce the provisions of this Agreement.

10.         Except as required by law or regulation, or as necessary to enforce this Agreement, none of the parties hereto will disclose the terms of this Agreement, provided that you may disclose such terms to your financial and legal advisors, Shareholders in Q&A and your immediate family  and the Company may disclose such terms to selected employees, advisors and affiliates on a “need to know” basis, each of whom shall be instructed by you or the Company, as the case may be, to maintain the terms of this Agreement in strict confidence in accordance with the terms hereof. This provision shall not apply once the Company discloses the terms thereof in any public filings required by the SEC or to the extent disclosed in any proxy statement.

11.         Other than information or material required to manage the Company’s accounting function as provided in Paragraph 2 of this Agreement, you agree immediately to return to the Company all Company information and (as defined below) and property. Subsequent to completion of your transitional accounting responsibilities you agree to return any additional Company information or property to Teton upon cessation of your providing such transitional accounting services, and not to maintain copies of the same.

12.         Furthermore, your execution of this Agreement affirms your obligation to keep all Company information confidential and not to disclose it to any third party in the future, except for disclosures described in paragraph 4(a), (c) and (d). As used in this Agreement, the term “Company information” means: (i) confidential information, including information received from third parties under confidential conditions, and (ii) other technical, marketing, business, or financial information, or information relating to personnel or former personnel of the Company, the use or disclosure of which might reasonably be construed to be contrary to the interest of the Company; provided, however, that the term “Company information” shall not include any information that is or became or becomes generally known or available to the public other than as a direct result of a breach of this paragraph by you, including Q&A or any employee of Q&A.

If you are in agreement with the foregoing, please acknowledge on behalf of yourself as an individual and as a representative of Q&A where provided below, whereupon it will become a binding obligation of each of Teton, yourself, and Q&A.

Very truly yours,

/s/ Karl F. Arleth

Karl F. Arleth
President & CEO

The provisions of this Agreement have been thoroughly reviewed and are hereby agreed to.

QUINN & ASSOCIATES, P.C.

By:	/s/ Patrick A. Quinn	By:	/s/ Patrick A. Quinn
Patrick A. Quinn
		Its:	President

cc:	Board of Directors, Teton Energy Corporation David E. Danovitch, Esq.

Exhibit A

Form of 144 Opinion

[Date]

VIA FACSIMILE (312-601-4350)

Linda Taylor

Computershare Investor Services

2 North LaSalle Street, 2nd Floor

Chicago, IL 60602

Re:                               Teton Energy Corporation

Dear Ms. Taylor:

We have been requested to furnish an opinion concerning the transferability without registration under the Securities Act of 1933, as amended (the “1933 Act”), of X,XXX shares of Common Stock (the “Shares”) of Teton Energy Corporation (the “Company”), which are represented by stock certificate number       in the name of           (the “Stockholder”). It is our understanding that the shares were acquired on          .

In connection with the sale of the Shares, we have examined and relied upon (i) a letter from the Stockholder (the “Seller’s Representation Letter”), (ii) a copy of the notice filed with the Securities and Exchange Commission on Form 144 (the “Form 144”), (iii) correspondence and representations from           (the “Broker”) to us (the “Broker’s Representation Letter”), (iv) a copy of the certificates in question, and (v) any other information we may have deemed necessary.

The Stockholder has represented the Stockholder acquired the Shares in       , from the issuer and has held such Shares for more than one (1) year within the meaning of Rule 144 promulgated under the 1933 Act (“Rule 144”). The Form 144 indicates that no shares of the Company’s Shares have been sold by the Stockholder within the three (3) preceding months, which when aggregated with the sale of Shares hereunder, does not exceed one percent of the class outstanding as shown by the most recent report or statement published by the Company. Consequently, the sale of the Shares complies with the volume requirements of Rule 144. The Broker’s Representation Letter states that the Broker has complied with the provisions of Rule 144(f) and that the Broker is not aware of any circumstances indicating potential failure to comply with Rule 144 with respect to the sale of the Shares.

We believe the Company to be current in its reporting requirements under the Securities Exchange Act of 1934 and that the condition set forth in paragraph (c)(1) of Rule 144 has been satisfied.

Assuming the accuracy of the foregoing, it is our opinion that the sale of the Shares may be made without registration under the 1933 Act by reason of the exemption therefrom pursuant to Rule 144. Please note that in the event that a certificate for a greater number of shares is presented to you, the balance of the certificate to be issued remains restricted securities, should be issued only in the name on the original certificate, remains subject to appropriate stop transfer restrictions, and should contain appropriate investment and lockup legends.

This opinion is solely for the benefit of Computershare Investor Services and may not be relied upon in any manner or for any purpose by any other person or entity.

Very truly yours,

GERSTEN SAVAGE LLP

By: